Exhibit 21.1

Schuff International, Inc.
List of Subsidiaries

•	Schuff Steel Company, a Delaware Corporation

•	Addison Steel, Inc., a Florida Corporation

•	Bannister Steel, Inc., a California Corporation

•	Quincy Joist Company, a Delaware Corporation

•	Six Industries, Inc., a Delaware Corporation

•	On-Time Steel Management Holding, Inc., a Delaware Corporation

•	On-Time Steel Management, Inc., a Delaware Corporation

•	On-Time Steel Management-Colorado, L.L.C., a Delaware Limited Liability Corporation

•	On-Time Steel Management-Northwest, L.L.C., a Delaware Limited Liability Corporation